Exhibit 10.2

The grant of your equity award reflected in the attached Performance Based Restricted Stock Unit Award Agreement is subject to you agreeing to the terms and conditions of the Employee Inventions, Confidentiality, Non-Compete and Mutual Arbitration Agreement attached to the Award Agreement. By accepting your grant you are also accepting the Employee Inventions, Confidentiality, Non-Compete and Mutual Arbitration Agreement.

By clicking the “Accept” button for your equity grant on the Schwab Equity Award Center you are electronically signing both the Performance Based Restricted Stock Unit Agreement and the Employee Inventions, Confidentiality, Non-Compete and Mutual Arbitration Agreement. Your electronic signature is the legal equivalent of your manual signature of the Agreements and by clicking the “Accept” button, you are agreeing to be legally bound by each Agreement’s terms and conditions.

PERFORMANCE BASED
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT is entered into and effective as of March 21, 2017 (the “Date of Grant”), by and between Select Comfort Corporation (the “Company”) and          (the “Grantee”).
The Company has adopted the Select Comfort Corporation Amended and Restated 2010 Omnibus Incentive Plan (the “Plan”) authorizing the grant of Restricted Stock Unit Awards to employees, non-employee directors and consultants of the Company and its Subsidiaries (as defined in the Plan).
The Company desires to give the Grantee a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Grantee a Restricted Stock Unit Award pursuant to the Plan.
This Award is one of a series of awards (the “EPS Based Awards”) granted by the Company to certain members of the Company’s senior management team (each such grantee, an “Award Recipient”) on the date hereof that are based on the Company’s achievement of the EPS Target set forth below.
Accordingly, the parties agree as follows:
1.    Grant of Award Units; Performance Target and Potential Adjustments.
1.1    Grant of Award Units The Company hereby grants to the Grantee a Restricted Stock Unit Award (the “Award”) consisting of                  units (the “Award Units”) that will be settled in shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), subject to the terms, conditions and restrictions set forth below and in the Plan. Reference in this Agreement to the Award Units or the Adjusted Award Units (as defined in Section 1.2 of this Agreement) will be deemed to include the Dividend Proceeds (as defined in Section 4.3 of this Agreement) with respect to such Award Units or Adjusted Award Units as provided in Section 4.3 of this Agreement.
1.2    Performance Target and Potential Adjustments.

Exhibit 10.2

(a)    The Award Units will vest and become free of restrictions, subject to adjustment as set forth in Sections 1.2(b) and (c), as follows:
(i)    50% of the Award Units will vest and become free of restrictions on March 21, 2020 if the Company’s EPS is at least $2.75 (the “EPS Target”) for the Company’s fiscal year ended December 28, 2019 (the “Performance-Based Restriction”);
(ii)    if, and only if, the EPS Target has been achieved, the remaining 50% of the Award Units will vest and become free of restrictions on March 21, 2021; and
(iii)    with respect to both subsection (i) and (ii) above, the vesting of the Award Units and lapse of the restrictions on the Award Units is subject to and contingent up the Grantee remaining in the continuous employment or service with the Company or any Subsidiary until the applicable vesting date; provided, however, that such employment or service period restrictions will earlier lapse and terminate as set forth in Section 2 below (or as otherwise set forth in the Plan for any circumstance not contemplated by the terms of Section 2) (collectively with the restriction set forth in subsection (ii) above, the “Time-Based Restrictions”).
For purposes of this Agreement, the Company’s “EPS” means the Company’s diluted net income per share, calculated in accordance with generally accepted accounting principles in the United States and as reported by the Company in its audited consolidated financial statements for the applicable fiscal year; provided, that for purposes of determining whether the EPS Target has been achieved, the Company’s EPS will be calculated assuming that the Company’s effective tax rate is the same as the Company’s effective tax rate for its fiscal year ended December 31, 2016.
(b)    Potential Reduction Based on Negative Total Shareholder Return. The number of Award Units granted hereunder will be reduced by 15% (and Grantee’s rights under this Agreement with respect to such portion of the Award Units will terminate immediately without notice and will be forfeited) if the Company has a negative Total Shareholder Return for the period beginning on the Date of Grant and ending on December 28, 2019 (such period, the “Performance Period”). “Total Shareholder Return” means the increase or decrease in the Company’s stock price during the Performance Period plus reinvested dividends, divided by the Company’s stock price at the beginning of the Performance Period. For purposes of this definition, the beginning stock price will be the average closing price over the twenty (20) trading days up to and including the Date of Grant and the ending stock price will be the average closing price over the twenty (20) trading days up to and including the last trading day of the Performance Period.
(c)    Potential Reduction Based on Compensation Expense of Awards. If the EPS Target is not achieved, but would have been achieved if a portion of the stock-based compensation expense attributable to the EPS Based Awards reported by the Company as set forth in its audited consolidated financial statements for the applicable fiscal year (the “Compensation Expense”) had been excluded from the calculation of the Company’s

Exhibit 10.2

EPS for such fiscal year, then the number of Award Units will be proportionately reduced, on a pro rata basis with the other Award Recipients, until the Company’s EPS, calculated without taking into account the portion of the Compensation Expense attributable to the aggregate number of Award Units by which the EPS Based Awards have been reduced, equals $2.75, and Grantee’s rights under this Agreement with respect to such portion of the Award Units will terminate immediately without notice and will be forfeited; provided, however, that if such adjustment would cause the number of Award Units to be less than 20% of the original number of Award Units subject to this Award, then this Award and all of the Award Units will terminate in their entirety immediately and will be forfeited. For example, and solely for purposes of illustration, if the Company’s EPS, calculated taking into account the full Compensation Expense, would be $2.73, but the Company’s EPS, calculated excluding the Compensation Expense attributable to 10% of the Award Units granted to each Award Recipient, would be $2.75, then the number of Award Units granted to each Award Recipient will be reduced by 10% and all rights of each Award Recipient, including the Grantee, relating to 10% of the Award Units will terminate immediately without notice of any kind and will be forfeited.
(d)    Determination of Achievement of Performance Target and Potential Adjustments. All determinations under Section 1.2(a), (b) and (c) above will be made by the Board or the Committee, which determinations shall be final and conclusive for all purposes under this Agreement. The number of Award Units resulting after adjustment as described in Section 1.2(b) or (c) above will be referred to herein as the “Adjusted Award Units.”
1.3    Restrictive Covenant Agreement. In consideration for the grant of this Award, Grantee agrees to execute and be bound by the terms of the Employee Inventions, Confidentiality, Non-Compete and Mutual Arbitration Agreement (the “ Non-Compete Agreement”) attached hereto and Grantee acknowledges that Grantee’s failure to execute the Non-Compete Agreement will cause this Award to automatically terminate and be forfeited without any further action.
2.    Effect of Termination of Employment or Service.
2.1    Death or Disability. In the event of the Grantee’s death or Disability (as defined by the Plan) prior to the Grantee’s termination of employment or other service, all Time-Based Restrictions will lapse and terminate and if, and only if, the EPS Target is achieved, then 100% of the Award Units or Adjusted Award Units will vest.
2.2    Termination Due to Qualified Retirement. In the event that the Grantee’s employment or other service with the Company and all Subsidiaries is terminated prior to December 31, 2020 by reason of the Grantee’s retirement at or beyond age sixty (60) and the Grantee has five (5) or more years of service with the Company prior to retirement (a “Qualified Retirement”), the Time-Based Restrictions will lapse and terminate, and the Grantee will become vested in the outstanding Award Units or Adjusted Award Units, pro rata based on the number of full months (beginning, for purposes of this Section 2.2, with January 2017) elapsed in the Performance Period as of the date of the Qualified Retirement divided by the total number of months in the Performance Period and the remaining Award Units will terminate immediately without notice of any kind and will be forfeited. For example, if the Qualified Retirement occurred on January 15, 2018 and the EPS Target was achieved on December 28, 2019, then the

Exhibit 10.2

pro ration would be based on 12 full months of the 36 month Performance Period (and Grantee would become vested in one-third (1/3rd) of the Award Units or Adjusted Award Units).
2.3    Termination for Reasons other than Death, Disability or Qualified Retirement. In the event the Grantee’s employment or other service with the Company and all Subsidiaries is terminated for any reason other than death, Disability or Qualified Retirement as provided above, or the Grantee is in the employ or service of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Grantee continues in the employ or service of the Company or another Subsidiary), all rights of the Grantee under this Agreement relating to Award Units with respect to which both the Performance-Based Restrictions and Time-Based Restrictions have not lapsed will terminate immediately without notice of any kind, and will be forfeited.
3.    Change in Control.
3.1.    If a Change in Control of the Company occurs and the Company is not the surviving corporation following the Change in Control, and the surviving corporation following such Change in Control or the acquiring corporation (such acquiring corporation or acquiring corporation is hereinafter referred to as the “Acquiror”) does not assume the Award or does not substitute equivalent equity awards relating to the securities of such Acquiror or its affiliates for the Award, then: (a) the Performance-Based Restrictions will immediately lapse and terminate and (b) (i) the Grantee will become vested in the Award Units with respect to (x) 33% of the Award Units if such Change in Control occurs during the Company’s fiscal year 2017, (y) 66% of the Award Units if such Change in Control occurs during the Company’s fiscal year 2018, and (z) 100% of the Award Units if such Change in Control occurs during the Company’s fiscal year 2019 and, in each case, the remaining portion of the Award Units will terminate immediately without notice of any kind and will be forfeited, and (ii) the Time-Based Restrictions of the vested portion of the Award Units will immediately lapse and terminate; and the vested portion of the Award Units will become immediately payable.
3.2    If the Company is the surviving corporation following a Change in Control, or the Acquiror assumes the Award or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for the Award, then the Award or such substitutes therefore shall remain outstanding and (a) the Performance-Based Restriction of the Award or substitutes will immediately lapse and terminate and (b) (i) the Grantee will become vested in the Award Units with respect to (x) 33% of the Award Units if such Change in Control occurs during the Company’s fiscal year 2017, (y) 66% of the Award Units if such Change in Control occurs during the Company’s fiscal year 2018, or (z) 100% of the Award Units if such Change in Control occurs during the Company’s fiscal year 2019, and (ii) the vested portion of the Award Units will remain subject to the Time-Based Restrictions; and shall otherwise be governed by their respective terms and the provisions of the Plan.

Exhibit 10.2

3.3    If the Grantee’s employment or other service with the Company and all Subsidiaries is terminated (i) without Cause or Adverse Action or (ii) by the Grantee for Good Reason, in either case within two (2) years following a Change in Control, then all restrictions and vesting requirements applicable to the outstanding Award Units or Adjusted Award Units based solely on the continued employment or service of the Grantee will terminate.
4.    Issuance of Shares.
4.1    Timing. Vested Award Units or Adjusted Award Units shall be converted to shares of Common Stock on a one-for-one basis and such shares will be issued within 90 days following the earliest to occur of the following:
(a)    with respect to 50% of the Award Units or Adjusted Award Units, March 21, 2020 (i.e., the third anniversary of grant);
(b)    with respect to the remaining 50% of the Award Units or Adjusted Award Units, March 21, 2021 (i.e., the fourth anniversary of grant);
(c)    the later of March 21, 2020 and the first to occur of the Grantee’s death, Disability (provided such Disability satisfies the definition of “disability” under Code section 409A), or Qualified Retirement (provided such Qualified Retirement constitutes a “separation from service” under Code section 409A); and
(d)    the later of March 21, 2020 and the Grantee’s termination of employment or other service with the Company and all Subsidiaries (provided such termination constitutes a “separation from service” under Code section 409A) (i) without Cause or Adverse Action or (ii) by the Grantee for Good Reason, in either case within two (2) years following a Change in Control (provided such Change in Control constitutes a “change in control event” under the regulations issued under Code section 409A).
4.2.    Limitation for Specified Employees.  If any shares of Common Stock become issuable with respect to Award Units or Adjusted Award Units as a result of the Grantee’s “separation from service” at such time as the Grantee is a “specified employee” within the meaning of Code Section 409A, then no shares of Common Stock will be issued, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Grantee’s “separation from service”, or (ii) the Grantee’s death.
4.3    Dividends and Other Distributions. The Award Units are being granted with an equal number of dividend equivalents. Accordingly, the Grantee is entitled to receive an additional Award Unit with a value equal to any dividends or distributions (including, without limitation, any cash dividends, stock dividends or dividends in kind, the proceeds of any stock split or the proceeds resulting from any changes or exchanges described in Section 7 of this Agreement, all of which are referred to herein collectively as the “Dividend Proceeds”) that are paid or payable with respect to one share of Common Stock for each Award Unit which will be subject to the same rights, restrictions and performance adjustments under this Agreement as the Award Units to which such dividends or distributions relate. The number of additional Award Units to be received as divided equivalents for each Award Unit shall be determined by dividing the cash dividend per share by the Fair Market Value of one share of Common Stock on the dividend or distribution payment date. All such additional Award Units received as dividend

Exhibit 10.2

equivalents will be subject to the same restrictions and performance adjustments as the Award Units to which such Dividend Proceeds relate
4.4    Limitations on Transfer. Award Units or Adjusted Award Units will not be assignable or transferable by the Grantee, either voluntarily or involuntarily, and may not be subjected to any lien, directly or indirectly, by operation of law or otherwise. Any attempt to transfer, assign or encumber the Award Units or Adjusted Award Units other than in accordance with this Agreement and the Plan will be null and void and will void the Award, and all Award Units or Adjusted Award Units for which the restrictions have not lapsed will be forfeited and immediately returned to the Company.

5.    Rights of Grantee.
5.1    Employment or Service. Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of the Grantee at any time, nor confer upon the Grantee any right to continue in the employment or service with the Company or any Subsidiary at any particular position or rate of pay or for any particular period of time.
5.2    Rights as a Shareholder. The Grantee will have no rights as a shareholder until the Grantee becomes the holder of record of shares of Common Stock issued in settlement of the Award Units or Adjusted Award Units. As soon as practicable after the satisfaction of any conditions to the effective issuance of shares of Common Stock in settlement of the Award Units or Adjusted Award Units, the Grantee will be recorded on the books of the Company as the owner of such shares, and the Company will issue one or more duly issued and executed stock certificates evidencing the shares.
6.    Withholding Taxes. The Company is entitled to (a) withhold and deduct from future wages of the Grantee (or from other amounts that may be due and owing to the Grantee from the Company), or to withhold from the shares of Common Stock that would otherwise be determined to be paid to the Company out of Dividend Proceeds, or make other arrangements for the collection of all amounts the Company reasonably determines are required to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the receipt of the Award, the receipt of dividends or distributions on Award Units or Adjusted Award Units, or the lapse or termination of the restrictions applicable to Award Units or Adjusted Award Units, or (b) require the Grantee promptly to remit the amount of such withholding to the Company. In the event that the Company is unable to withhold such amounts, for whatever reason, the Grantee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.
7.    Adjustments. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering or divestiture (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Grantee, will make appropriate adjustment (which determination

Exhibit 10.2

will be conclusive) as to the number and kind of securities or other property (including cash) subject to this Award.
8.    Subject to Plan. The Award and the Award Units granted pursuant to this Agreement have been granted under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety. In addition, the Grantee, by execution hereof, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is not authorized by or is inconsistent with the terms of the Plan, the terms of the Plan will prevail.
9.    Forfeiture, Clawback or Recoupment. In addition to the other rights of the Committee under the Plan, if Grantee is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Adverse Action or Cause as defined under the Plan, or that is subject to any other or additional “clawback”, forfeiture or recoupment policy adopted by the Company, either prior to or after the date of this Agreement, or to have violated the Non-Compete Agreement, as defined in Section 1.3, (a) all of Grantee’s rights under the Plan and any agreements evidencing an Award granted under the Plan, including this Agreement evidencing this Award, then held by Grantee shall terminate and be forfeited upon the effectiveness of such Committee action, and without notice of any kind, and (b) the Committee in its sole discretion may require Grantee to surrender and return, transfer or assign to the Company all or any portion of the shares of Common Stock received, or to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by Grantee or Grantee’s affiliate, during the period beginning one (1) year prior to your termination of employment or service with the Employer, in connection with any Awards granted under the Plan, including this Award, or any shares of Common Stock issued upon the exercise or vesting of any Awards, including this Award. This Section 9 shall not apply and shall automatically become void ab initio following a Change of Control.
10.    Miscellaneous.
10.1    Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.
10.2    Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.
10.3    Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and vesting of this Award and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and vesting of this Award and the administration of the Plan.

Exhibit 10.2

10.4    Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.
10.5    Code Section 409A. Payment of amounts under this Agreement are intended to comply with the requirements of Code section 409A and this Agreement shall in all respects be administered and construed to give effect to such intent. The Committee in its sole discretion may accelerate or delay distribution of any shares in payment of amounts due under this Agreement if and to the extent allowed under Code section 409A.

Exhibit 10.2

The parties hereto have executed this Agreement effective the day and year first above written.

SELECT COMFORT CORPORATION

/s/ Shelly Ibach

Shelly Ibach
President and CEO

By execution of this Agreement, the Grantee acknowledges having received a copy of the Plan.	GRANTEE

(Signature)

(Name and Address)

Exhibit 10.2

EMPLOYEE INVENTIONS, CONFIDENTIALITY, NON-COMPETE AND MUTUAL ARBITRATION AGREEMENT

PARTIES:	Select Comfort Corporation 9800 59th Ave N Minneapolis, MN 55442	(the "Company")

(the "Employee")

(Address)
Date

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION
WHICH MAY BE ENFORCED BY THE PARTIES.

WHEREAS, the Company is in the business of designing, manufacturing and selling beds and related products, a worldwide and highly competitive business, and has expended considerable time, effort and resources in the development of trade secrets, confidential information, and customer goodwill, and in the recruitment and training of its workforce; and
WHEREAS, the success of the Company is dependent in large measure on the preservation of its intangible assets, including trade secrets, confidential information, customer goodwill and its workforce, and in the prevention of unfair competition, and the Company desires to obtain reasonable protection against unfair competition and reasonable protection of its assets and business information that have been developed and acquired at substantial expense; and
WHEREAS, as a condition to the receipt of the grant of an Incentive Award under the Select Comfort Corporation Amended and Restated 2010 Omnibus Incentive Plan, the Company requires Employee to agree and Employee hereby does agree, to reasonable restrictions on Employee’s activities during and for a reasonable period of time after Employee’s termination of employment, for the purpose of ensuring the preservation and protection of the Company’s assets; and
WHEREAS, the Company and Employee seek to resolve any differences as soon as possible after they may arise and agree to resolve any otherwise unresolved dispute arising out of the employment relationship by binding arbitration; and
WHEREAS, for purposes of this Agreement, the term "Company" shall be deemed to include Select Comfort together with each of its affiliated, parent or subsidiary corporations;

Exhibit 10.2

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Inventions.
A. "Inventions" includes inventions, discoveries, improvements, technology, processes, ideas, designs, concepts, patent applications, prototypes, software code, trademarks, documentation (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that the Employee makes, authors, or conceives (either alone or with others) and that:
i) concern directly the Company's business or the Company's present or demonstrably anticipated future research or development;
ii) result from any work the Employee performs for the Company;
ii) use the Company's equipment, supplies, facilities, or trade secret information; or
iv) the Employee develops during the time the Employee is performing employment duties for the Company.
B. The Employee agrees that all Inventions made, authored or conceived by the Employee during the term of the Employee's employment with the Company will be considered “works made for hire ”as defined in the Copyright Act at 17 U.S.C § 201(b) and will be the Company's sole and exclusive property. The Employee will, with respect to any Invention:
i) keep current, accurate, and complete records, which will belong to the Company and will be kept and stored on the Company's premises while the Employee is employed by the Company;
ii) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request);
iii) assign (and the Employee does hereby assign) to the Company all of the Employee's rights to the Invention, any applications the Employee makes for patents or copyrights in any country, and any patents or copyrights granted to the Employee in any country; and
iv) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company's opinion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company; and
v) waives and agrees never to assert any and all Moral Rights Employee may

Exhibit 10.2

have in or with respect to any such works. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent any distortion or other modification of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, now or in the future existing under the law of any country in the world, regardless of whether or not such right is denominated or generally referred to as a Moral Right.
The requirements of this subsection 1(B) do not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee's own time, and (1) which does not relate directly to the Company's business or to the Company's actual or demonstrably anticipated research or development, or (2) which does not result from any work the Employee performed for the Company. With respect to any obligations performed by the Employee under this subsection 1(B) following termination of employment, the Company will pay the Employee reasonable hourly compensation (consistent with the last base salary) and will pay or reimburse all reasonable out-of-pocket expenses.
In the event of any dispute, arbitration or litigation concerning whether an invention, improvement or discovery made or conceived by Employee is the property of the Company, such invention, improvement or discovery will be presumed the property of the Company and Employee will bear the burden of establishing otherwise.
2. Confidential Information
A. "Confidential Information" means any information that the Employee learns or develops in the course of employment with the Company and that derives independent economic value from not being generally known, or not being readily ascertainable, by proper means, by other persons who can obtain economic value from the disclosure or use of such information. Such information includes, but is not limited to, the Company’s sales, pricing, financial and statistical information, information about new or future products or services, the Company’s present, past and future marketing and strategic plans and goals, lists of the Company’s customers, information about customer purchases and preferences, advertising information, business plans, product development information, delivery schedules, market research, forecasts, non-public personnel information, methods of operation, financial data, statements and projections, pricing information, costs, sales, budgets, profits and merger, acquisition, expansion or divestiture information, information regarding management systems, computer software and programs, Inventions and any other confidential information which provides the Company with a competitive advantage. Any information that the Employee reasonably considers to be Confidential Information, or that the Company treats as Confidential Information (whether the Employee or others originated it and regardless of how the Employee obtained it) will be deemed to be Confidential Information.
B. Except as specifically authorized by the Company, the Employee will never, either during or after the Employee's employment by the Company, use or disclose Confidential Information to any person or entity. When the Employee's employment

Exhibit 10.2

with the Company ends, the Employee will promptly deliver to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential Information, including all copies, reproductions and specimens of the Confidential Information in the Employee's possession, regardless of who prepared them, and will promptly deliver any other property of the Company in the Employee's possession, whether or not Confidential Information. Employee acknowledges and agrees that all such documents and tangible materials, and copies or duplicates thereof, including Employee’s own notes, are the Company’s property which is only entrusted to Employee on a temporary basis. After returning these documents, data, and other property, Employee will immediately permanently delete from any electronic media in Employee’s possession, custody, or control (such as computers, mobile phones, hand-held devices, tablets, back-up devices, zip drives, MP3 players, PDAs, etc.) or to which Employee has access (such as the cloud remote e-mail exchange servers, back-up servers, off-site storage, etc.), all Company documents or electronically stored images, and other data or data compilations stored in any medium from which such information can be obtained. Employee also agrees to provide the Company with a list of any documents that Employee created or is otherwise aware that are password-protected and the password(s) necessary to access such password-protected documents.
C. In the event that the Employee becomes legally required or compelled, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or by any similar process or court or administrative order, to disclose any Confidential Information, then Employee shall provide Company with prompt written notice of such legal requirement so that Company may seek a protective order or such other appropriate remedy or, at Company’s sole discretion, waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is sought by Company, Employee agrees to reasonably cooperate in the pursuit of obtaining such protective order or other remedy at Company’s reasonable expense. In the event that such protective order or other remedy is not obtained, and regardless of whether or not Company waives compliance with the terms of this Agreement, the Employee agrees to disclose only that portion of the Confidential Information which the Employee is legally required to disclose and to exercise its best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information so disclosed.
3. Competitive Activities:
A. The Employee agrees that, during the term of the Employee's employment with the Company, the Employee will not, alone or in any capacity with another person or entity directly or indirectly engage in any commercial activity (including without limitation working on, consulting on or otherwise rendering services in any capacity, whether as an employee, advisor, paid or unpaid consultant, independent contractor, principal, agent, partner, officer, director, shareholder, or otherwise) that competes with the Company's business as the Company has conducted it during the preceding five years, within any state in the United States or within any country in which the Company directly or indirectly markets or services products or provides

Exhibit 10.2

services.
B. The Employee agrees that during the term of the Employee’s employment with the Company and for a period of one (1) year after the Employee’s employment with the Company ends, the Employee will not, directly or indirectly, alone or in any capacity with another person or entity:
i) engage in any commercial activity as described above that competes with the Company's business as the Company has conducted it during the five years before the Employee's employment with the Company ends, within any state in the United States or within any country in which the Company directly or indirectly markets or services products or provides services;
ii) interfere or attempt to interfere with the Company's relationships with any of its current or prospective customers or vendors, by soliciting competing business from or having any competitive business-related contact with the customer or vendor or otherwise; or
ii) employ, attempt to employ or otherwise contract for services with any person or entity who is then employed or engaged by the Company (whether as an employee or an independent contractor) on behalf of Employee or any other person or entity, or take any action to induce any person or entity then employed or engaged by the Company (whether as an employee or independent contractor) to terminate their employment or engagement with the Company.
C. The provisions of Section 3(B) shall not prevent the Employee from seeking employment during such one-year period so long as such employment commences after the expiration of such period and does not require, induce or result in the disclosure of any trade secrets or other confidential or proprietary information of the Company. Employee acknowledges and agrees that should his employment with the Company end, the restrictions on Employee’s activities referenced in this Agreement will not prevent Employee from earning a living outside of the Company after this employment with the Company ends.
4. Conflict of Interest. Employee agrees not to engage in any conduct which might result in, or create the appearance of using Employee’s position for private gain, or otherwise create a conflict of interest or the appearance of a conflict of interest with the Company. Such conduct includes without limitation having an undisclosed financial interest in any vendor or supplier of the Company, accepting payments of any kind or gifts other than of a nominal value from vendors, customers or suppliers, or having an undisclosed relationship with a family member or other individual who is employed by any entity in active or potential competition with the Company, and which creates a conflict of interest. While still employed at the Company, Employee must not take any preliminary or preparatory steps toward establishing or operating a competing business.
5. E-Mail Messages/Internet Usage. Employee acknowledges that all e-mail messages that Employee produces, sends or receives while at Company facilities or

Exhibit 10.2

using Company equipment are the property of the Company. Employee also understands that the Company may monitor and inspect all such messages and may also monitor and control the communications that Employee initiates or receives through the Internet while at Company facilities and while using Company equipment in any location. Employee acknowledges that Employee has no right to or expectation of privacy in such communications. Employee agrees to cooperate with the Company in its implementation of such security and control measures as it may implement from time to time with respect to e-mail and Internet communications and shall take all reasonable precautions to ensure that the confidentiality of any such communications containing trade secrets and Confidential Information is maintained. Employee also agrees that the Internet may not be used for the transmission or intentional reception of obscene, scandalous, offensive or otherwise inappropriate materials, and that Employee will comply with Company policies regarding appropriate use of the Internet and e-mail.
6. Remedies for Breach of the Inventions, Confidentiality and Competitive Activities Provisions of this Agreement. Employee recognizes that if Employee violates the Inventions, Confidentiality or Competitive Activities provisions of this Agreement, the damages to the Company would be difficult to determine and to remedy by monetary damages. Therefore, in the event of any such breach by Employee, or in the event of any apparent danger of such breach, the Company shall be entitled, in addition to any other legal or equitable remedies available to the Company, including actual, incidental and consequential damages, to obtain injunctive relief restraining Employee from violating this Agreement, without the requirement of posting bond, and to recover from Employee its reasonable attorneys’ fees and costs incurred in enforcing this Agreement. In addition, in the event Employee violates the Inventions, Confidentiality or Competitive Activities provisions of this Agreement while Employee has the right to exercise stock options or SARs under the Select Comfort Corporation Amended and Restated 2010 Omnibus Incentive Plan (the “Incentive Plan”) or to vest in restricted stock or receive payouts under any restricted stock unit award, performance award, or other cash-based or stock based award issued under the Incentive Plan, then all of Employee’s outstanding stock options, SARs, restricted stock units, performance awards and other cash-based and stock-based awards shall terminate immediately.
7. Mutual Agreement to Arbitrate; Waiver of Jury Trial. Company is committed to work cooperatively with its employees to resolve any differences as soon as possible after they arise. Before pursing arbitration to resolve any differences that may arise during or after the employment relationship, Employee and Company agree to seek resolution through the Company’s internal procedures and/or reporting, to the extent doing so does not prejudice the rights of either party. If internal resolution fails, the parties agree to arbitrate their differences as set forth below.
Employee and the Company agree that, except as otherwise provided in this Agreement, any claim arising out of Employee’s employment with the Company, termination of employment or any other dispute, including any claim that could have been presented to or could have been brought before any court, shall be submitted

Exhibit 10.2

to and resolved by binding arbitration under the Federal Arbitration Act (“FAA”).
A. Claims Covered by this Arbitration Agreement. Except as otherwise provided in this Agreement, the Company and the Employee consent to the resolution by arbitration of all claims or controversies arising out of, relating to or associated with the Employee’s employment or termination of employment including, without limitation, claims under the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964; the Fair Labor Standards Act; the Americans with Disabilities Act of 1990; sections 1981 through 1988 of Title 42 of the United States Code; the Family and Medical Leave Act; all human rights, civil rights, fair employment, whistleblower and anti-retaliation laws and all non-discrimination laws of the state(s) where Employee is employed; all state wage and hour laws of the state(s) where Employee is employed; and any cause of action based on any public policy, contract, tort or common law arising out of or related to Employee’s employment. All claims and defenses that could be raised before a government administrative agency or court must be raised in arbitration and the arbitrator shall apply the law accordingly. Employee expressly agrees that he/she will not serve as a class representative or a member of a class or collective action with respect to any dispute the Employee may have against the Company. Employee agrees that any arbitration shall be conducted on an individual basis only and not on a class-wide, multiple plaintiff, consolidated, collective, or similar basis.
B. Process. Any controversy or claim arising out of or relating to the making, performance or interpretation of this Agreement, including without limitation alleged fraudulent inducement thereof, shall be settled by binding arbitration in Minneapolis, Minnesota. The party invoking arbitration shall notify the other party in writing. The arbitration shall be conducted in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes. The parties shall exercise their best efforts, in good faith, to agree upon selection of a single arbitrator. If the parties are unable to agree upon selection of a single arbitrator, they shall so notify the American Arbitration Association (“AAA”) or another agreed upon arbitration administrator and request that the arbitration provider work with the parties to select a single arbitrator. The arbitrator shall have no authority to assess punitive or exemplary damages as to any dispute arising out of or concerning the provisions of this Agreement or otherwise arising out of the employment relationship, except as and unless such damages are expressly authorized by otherwise applicable and controlling statutes and case law interpreting those statutes. All other claims that are subject to binding arbitration shall be conducted in the judicial district where Employee is/was employed by the Company. To the extent permitted by applicable law, each party shall bear its own costs, including attorneys’ fees, and share all costs of the arbitration equally. Nothing provided herein shall interfere with either party’s right to seek or receive damages or costs as may be allowed by applicable statutory law.
In the event that this agreement to resolve claims by arbitration is unenforceable in any jurisdiction, Company and Employee agree to submit their claim(s) for resolution by a bench trial (trial by judge), specifically waiving a jury as the ultimate fact finder.

Exhibit 10.2

C. Waiver of Right to Trial by Jury. Each party expressly waives any right, whether pursuant to any applicable federal, state, or local statute, to a jury trial and/or to have a court of law determine rights and award damages with respect to any such dispute.
D. Claims Not Covered by this Arbitration Agreement. Claims not covered by this Arbitration Agreement are claims for:
i) Workers’ compensation benefits;
ii) Unemployment compensation benefits;
iii) Injunctive, equitable or other relief relating to unfair competition, non-compete and/or unauthorized disclosure of trade secrets or Confidential Information, as to which the Company or Employee may seek and obtain relief from a court of competent jurisdiction as provided in Section 7(C);
iv) Benefits and/or welfare plans that contain an appeal procedure or other procedure for the resolution of disputes under the plan(s); or
v) Relief already filed with a court or government agency before implementation of this Agreement.
Nothing in this Agreement shall prevent Employee from participating in any investigation conducted by any federal, state, or local government agency. Nothing in this Agreement is intended to prohibit the Employee from engaging in concerted activity or exercising any substantive right Employee may have under the National Labor Relations Act (“NLRA”).
E. Applicable Time Limits; Rules. Any claim for arbitration will be timely only if brought within the time in which an administrative charge or complaint would have been filed if the claim is one that could be filed with an administrative agency. If the arbitration claim raises an issue that could not have been filed with an administrative agency, then the claim must be filed within the time set by the appropriate statute of limitation. A copy of the Employment Arbitration Rules is available from your Human Capital Business Partner and from the AAA website at www.adr.org.
F. Arbitrator’s Award. The arbitrator’s award, which shall be written, shall be final and binding upon the parties. The arbitrator shall have the power to award any type of legal or equitable relief available in a court of competent jurisdiction including, without limitation, attorney’s fees and/or costs, to the extent such damages are available under law. An arbitrator’s award shall be final and binding and enforceable and may be entered in any court having jurisdiction as a final judgment.
8. Consideration for Agreement. Employee understands and agrees that the Company’s grant of an Incentive Award to the Employee under the Select Comfort

Exhibit 10.2

Corporation Amended and Restated 2010 Omnibus Incentive Plan conditioned on the Employee’s execution of this Agreement constitutes independent and sufficient consideration for all provisions of this Agreement. As additional consideration from the Company for Employee to sign the arbitration provisions of this Agreement, Company agrees to pay all costs of arbitration charged by the AAA and to be bound by the arbitration procedure set forth in this Agreement. Additional consideration in support of this Agreement is each party’s promise to resolve claims by arbitration in accordance with the provisions of this Agreement, rather than through the courts.
Employee agrees not to challenge the independent nature or sufficiency of this consideration, either during the term of employment with the Company or at any time thereafter.
9. Miscellaneous
A. Employment Terminable at Will. The Employee acknowledges and agrees that the Employee's employment with the Company is terminable at will, either by the Employee or by the Company, for any or no reason and without notice, regardless of the length of employment or the granting of benefits of any kind, including without limitation any benefits that provide for vesting based upon length of employment.
B. Modification. This Agreement may be modified or amended only by a writing manually signed by both the Company and the Employee.
C. Governing Law; Jurisdiction. The terms of this Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota. The venue for any action arising out of Sections 1, 2 or 3 of this Agreement shall be exclusively in the State of Minnesota, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the state and federal courts located in the State of Minnesota.
D. Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid and an arbitrator or court shall have the power to blue-line (amend, modify or delete) that portion thus adjudicated to be invalid or unenforceable. To the extent permitted and possible, the invalid or unenforceable term shall be deemed replaced by a term that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions. Should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. If any portion of this Agreement is adjudicated to be invalid or unenforceable, the remaining provisions shall not be affected thereby,

Exhibit 10.2

E. Waivers. No failure or delay by either the Company or the Employee in exercising any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or the Employee of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.
F. Captions. The headings in this Agreement are for convenience only and do not affect this Agreement's interpretation.
G. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and sent by certified first-class mail, postage prepaid, return receipt requested, and shall be effective five days after mailing to the addresses stated at the beginning of this Agreement. These addresses may be changed at any time by like notice.
H. Binding Effect; Assignment. Except as herein or otherwise provided to the contrary, this Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, successors, assigns and personal representatives. The Company may assign its rights and obligations under this Agreement without the consent of Employee. Employee may not assign any rights or obligations under this Agreement without the prior written consent of the Company.
I. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original of this Agreement and all of which, when taken together, shall constitute one and the same Agreement. Employee agrees that his/her typed and electronically transmitted signature below shall constitute a valid, signed original signature reflecting Employee’s assent to the terms of this Agreement. Additionally, a signed facsimile or copy of this agreement shall constitute a signed original.
J. Integration. This Agreement embodies the entire agreement and understanding between the parties relating to the subject matter addressed herein and supersedes all prior agreements and understandings related to such subject matter. In signing this Agreement, neither party is relying on any representation, oral or written, on the subject of the effect, enforceability nor meaning of this Agreement, except as specifically stated herein.

K. Survival. The obligations of this Agreement will survive the termination of Employee’s employment, voluntary or involuntary, regardless of the reason for termination.
L. Acknowledgments, Representations and Warranties. Employee states that Employee has made no misrepresentations on Employee’s resume or otherwise in the application or interview process. Employee represents and warrants that neither the Employee’s employment with the Company nor Employee’s performance of

Exhibit 10.2

Employee’s obligations hereunder will conflict with or violate, or otherwise are inconsistent with, any contractual or other obligations, legal or otherwise, which Employee may have. Employee covenants that Employee will perform Employee’s duties in a professional manner and not in conflict or violation, or otherwise inconsistent with, any other obligations, legal or otherwise, which Employee may have. Employee acknowledges that Employee has had the opportunity to seek legal advice regarding this Agreement. Employee has read and understands this Agreement and agrees to all its terms and conditions.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

SELECT COMFORT CORPORATION

/s/ Shelly Ibach

Shelly Ibach
President and CEO

By execution of this Agreement, the Grantee acknowledges having received a copy of the Plan.	EMPLOYEE

(Signature)

(Name and Address)